Exhibit 21

Name and Address of Each Member of the Affiliated Group	Jurisdiction of Organization	Line of Business	Ownership

People’s United Bank 850 Main Street Bridgeport, Connecticut	United States	Financial Services	100%

People’s Ventures II, Inc. 850 Main Street Bridgeport, Connecticut	Connecticut	Investment Subsidiary	100%

Smithtown Bancorp Capital Trust III 850 Main Street Bridgeport, Connecticut	Delaware	Special Business Trust	100%

The following subsidiaries are owned directly by People’s United Bank:

People’s United Equipment Finance Corp. 1300 Post Oak Boulevard, Suite 1300 Houston, Texas	Texas	Equipment Financing	100%

People’s Capital and Leasing Corp. 255 Bank Street Waterbury, Connecticut	Connecticut	Equipment Financing	100%

People’s United Insurance Agency, Inc. 1 Goodwin Square Hartford, Connecticut	Connecticut	Insurance Agency	100%

Chittenden Commercial Finance, Inc. 1000 LaGauchetiere Street West Montreal, QC, Canada	Canada	Commercial Lending	100%

BOWM Securities Corporation 1391 Main Street Springfield, Massachusetts	Massachusetts	Investment Subsidiary	100%

First Federal Commercial Inc. 1300 Post Oak Boulevard, Suite 1300 Houston, Texas	Colorado	Equipment Financing	100%

Spruce Wood Realty Trust 30 Massachusetts Avenue North Andover, Massachusetts	Massachusetts	Real Estate Investment	100%

Exhibit 21

Name and Address of Each Member of the Affiliated Group	Jurisdiction of Organization	Line of Business

The address of the following wholly owned subsidiaries of People’s United Bank is 850 Main Street, Bridgeport, Connecticut:

People’s Securities, Inc.	Connecticut	Securities Brokerage

People’s United Commercial Asset Holdings, LLC	Connecticut	Service Corporation

People’s Mortgage Investment Company	Connecticut	Connecticut Passive Investment Company

Glamis Investment Corp.	Connecticut	Investment Subsidiary

MSB Real Estate Corp.	Connecticut	Real Estate Investment

PB Real Estate, Inc.	Connecticut	Real Estate Investment

ONB Realty Corp.	Maine	Real Estate Investment